Exhibit 99.1

March 14, 2013

NORTHWEST PIPE REPORTS RECORD NET SALES, FULL YEAR 2012 RESULTS

AND ANNOUNCES CONFERENCE CALL

Highlights:

•	Net sales were a record $524.5 million in 2012, up from the previous record of $511.7 million in 2011

•	Operating income was $27.6 million

•	Net income was $16.2 million, or $1.72 per diluted share

Vancouver, WA, March 14, 2013. Northwest Pipe Company (NASDAQ: NWPX) today announced its 2012 financial results including record net sales in 2012. The Company will broadcast its 2012 earnings conference call on Friday, March 15, 2013, at 8:00 am PDT.

Full Year 2012 Results

Net sales for the year ended December 31, 2012 increased 2.5% to $524.5 million compared to $511.7 million in the year ended December 31, 2011. Gross profit was $56.2 million (10.7% of net sales) in 2012, a decrease from $59.1 million (11.6% of net sales) in 2011. Net income for 2012 was $16.2 million or $1.72 per diluted share compared to $12.7 million or $1.35 per diluted share for 2011.

Water Transmission sales decreased by 1.0% to $269.2 million in 2012 from $271.9 million in 2011. The minor decrease in net sales was due to an 8.9% decrease in the average selling price per ton which was offset by an 8.7% increase in tons produced. Water Transmission gross profit increased to $45.1 million (16.7% of segment net sales) in 2012 from $43.2 million (15.9% of segment net sales) in the prior year.

Tubular Products sales increased 6.5% to $255.3 million in 2012 from $239.8 million in 2011, driven by a 4% increase in average selling price per ton and a 2% increase in tons sold from 202,400 tons in 2011 to 206,200 tons in 2012. Tubular Products gross profit decreased by 30.1% to $11.1 million (4.4% of segment net sales) in 2012 from $16.0 million (6.7% of segment net sales) in 2011.

As of December 31, 2012, the backlog of orders in the Water Transmission segment was approximately $173 million. This compared to a backlog of orders of $138 million as of December 31, 2011. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that we are the successful bidder even though a binding agreement has not been executed.

Outlook

“The Water Transmission segment had higher margins in 2012 compared to 2011, although net sales stayed relatively the same. The fourth quarter was the strongest quarter of 2012 in Water Transmission, and was the highest quarter ever in Water Transmission in both net sales and gross profit. This was due, in part, to production on the Lake Texoma project, the largest project in our history.” said Scott Montross, President and Chief Executive Officer of the Company. “As expected, we saw lower margins in the Tubular Products segment in 2012 as compared to 2011 with the competition from increased quantities of imported energy pipe, particularly in the third and fourth quarters. The Tubular Products segment was also negatively impacted by lower drilling activity, as seen in the decrease in rig counts, and lower natural gas prices. In Water Transmission, we anticipate that the first quarter of 2013 will have similar profitability as the fourth quarter of 2012, although with lower net sales. In Tubular Products, we expect to be near breakeven as competition from imports of energy products will continue to negatively impact profitability for the Tubular Products segment in the near term.”

Conference Call

The Company will hold its 2012 earnings conference call on Friday, March 15, 2013 at 8 am PDT. The live call can be accessed by dialing 1-888-810-4934 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available for 30 days by dialing 1-888-566-0507 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including energy, construction, agriculture and industrial systems. The Company is headquartered in Vancouver, Washington and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales:
Water Transmission	$88,235	$61,828	$269,203	$271,885
Tubular Products	47,953	55,316	255,300	239,783

Net sales	136,188	117,144	524,503	511,668
Cost of sales:
Water Transmission	70,713	53,416	224,152	228,703
Tubular Products	50,954	52,543	244,153	223,827

Total cost of sales	121,667	105,959	468,305	452,530
Gross profit:
Water Transmission	17,522	8,412	45,051	43,182
Tubular Products	(3,001)	2,773	11,147	15,956

Total gross profit	14,521	11,185	56,198	59,138
Selling, general, and administrative expense	7,139	6,956	28,638	26,315

Operating income (loss):
Water Transmission	15,155	5,963	36,278	34,113
Tubular Products	(3,646)	2,158	8,335	12,660
Corporate	(4,127)	(3,892)	(17,053)	(13,950)

Operating income	7,382	4,229	27,560	32,823
Other expense (income), net	288	(9)	339	1,338
Interest income	(38)	(72)	(160)	(99)
Interest expense	1,145	1,866	5,616	9,306

Income before income taxes	5,987	2,444	21,765	22,278
(Benefit from) provision for income taxes	1,477	977	5,521	9,618

Net income	$4,510	$1,467	$16,244	$12,660

Basic earnings per share	$0.48	$0.16	$1.73	$1.36

Diluted earnings per share	$0.48	$0.15	$1.72	$1.35

Shares used in per share calculations:
Basic	9,383	9,353	9,377	9,333

Diluted	9,479	9,472	9,445	9,384

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$46	$182
Trade and other receivables, net	41,498	69,894
Costs and estimated earnings in excess of billings on uncompleted contracts	73,314	38,029
Inventories	113,545	107,169
Other current assets	7,735	11,649

Total current assets	236,138	226,923
Property and equipment, net	152,545	152,846
Other assets	33,739	33,604

Total assets	$422,422	$413,373

Liabilities:
Current maturities of long-term debt	$9,009	$9,072
Accounts payable	21,042	20,248
Accrued liabilities	32,217	19,175
Billings in excess of cost and estimated earnings on uncompleted contracts	6,478	7,814

Total current liabilities	68,746	56,309
Note payable to financial institution	47,533	62,000
Other long-term debt, less current maturities	15,536	24,418
Other long-term liabilities	31,175	30,379

Total liabilities	162,990	173,106
Stockholders’ equity	259,432	240,267

Total liabilities and stockholders’ equity	$422,422	$413,373

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